UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2019

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55790	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 Cape Coral Parkway East, Cape Coral, Florida	33904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03. Bankruptcy or Receivership

Legacy Education Alliance, Inc. (the “Company”), previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, on October 28, 2019, that an Application for Administration was filed in the High Court of Justice, Business and Property Courts of England and Wales (the “English Court”). The four creditors of Legacy Education Alliance International Ltd. (“Legacy UK”), one of the Company’s UK subsidiaries, sought an Administration Order with respect to the business and affairs of Legacy UK and the appointment of an administrator, among other things. On November 15, 2019, the creditors obtained an Administration Order from the English Court. Under the terms of the Administration Order, two individuals have been appointed as administrators of Legacy UK and will manage Legacy UK and operate its affairs, business and property under the jurisdiction of the English Court.

The administrators have engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. The deadline for potential purchasers to submit their bids to third-party is 17:00 (GMT) on Friday, November 22, 2019. As we reported in our Form 10-Q, the Company reported consolidated net income of $1.3 million as of September 30, 2019. The activities of Legacy UK contributed a $1 million loss during that period. Because there are a number of intercompany relationships between the Company and Legacy UK, the economic effect of the disposition of Legacy UK is unknown at this time, as is the timing and other conditions and effects of the administrative process. When there is an agreement for the disposition of Legacy UK’s business or assets, the Company will provide another update.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY EDUCATION ALLIANCE, INC.
Date: November 21, 2019

	By:	/s/ James E. May
Name: James E. May
Title: Chief Executive Officer

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